SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Penford Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Englewood, Colorado

December 20, 2002

Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Wednesday, January 22, 2003 at 10:30 a.m. at the Inverness Hotel, 200 Inverness Drive West, Englewood, CO 80112.

      In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder. The 2002 Annual Report to Shareholders and Annual Report on Form 10-K are also enclosed with these materials.

      Your vote is important. Whether or not you plan to attend, please vote promptly to ensure that your shares are represented.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

Very truly yours,

Thomas D. Malkoski
Chief Executive Officer

PENFORD CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on January 22, 2003

       The Annual Meeting of Shareholders of Penford Corporation will be held at the Inverness Hotel, 200 Inverness Drive West, Englewood, CO 80112, on Wednesday, January 22, 2003, at 10:30 a.m., for the following purposes:

      1. Election of two directors each for a three-year term.

2.	To transact such other business as may properly come before the meeting.

      The Board of Directors has no knowledge of any other business to be transacted at the meeting.

      Copies of the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended August 31, 2002, which contain financial statements and other information of interest to shareholders, accompany this notice and the enclosed proxy.

      The record date for the annual meeting is December 6, 2002. Only shareholders of record at the close of business on that date can vote at the meeting.

By Order of the Board of Directors

Susan M. Iverson
Corporate Secretary

December 20, 2002

IMPORTANT

      Whether or not you plan to attend the meeting in person, we urge you to promptly vote your shares. This will ensure the presence of a quorum at the meeting. An envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Responding promptly will save the Company the additional expense of further solicitation. Submitting your vote by Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PENFORD CORPORATION

7094 South Revere Parkway
Englewood, Colorado 80112

PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penford Corporation, a Washington corporation (“Penford” or the “Company”), to be voted at the Company’s 2003 Annual Meeting of Shareholders to be held at 10:30 a.m. at the Inverness Hotel, 200 Inverness Drive West, Englewood, CO 80112 on Wednesday, January 22, 2003. The costs of this solicitation shall be borne by the Company. Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. These proxy materials, together with the Company’s Annual Report to Shareholders and the Company’s Annual Report on Form 10-K, are being mailed to shareholders on or about December 20, 2002.

      Shareholders of record at the close of business on December 6, 2002 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 6, 2002, there were outstanding 7,795,446 shares of common stock of the Company.

ELECTION OF DIRECTORS

(Proposal #1)

      The Board of Directors consists of eight members and is divided into three classes. Directors in each class are generally elected for a three-year term. This year, Messrs. Richard T. Crowder and Paul H. Hatfield, each of whom are current directors, have been nominated to be re-elected for a three-year term that expires at the Annual Meeting of Shareholders to be held in 2006. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

      Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

      The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker “non-votes” will not be counted in the election.

          Nominees for Election — Term To Expire 2006

      Richard T. Crowder, 63, has served as a director of the Company since January 2001. Mr. Crowder is Chief Executive Officer of the American Seed Trade Association (ASTA), one of the oldest trade organizations in the United States consisting of about 800 companies involved in seed production and distribution, plant breeding, and related industries. Mr. Crowder was an independent consultant from 1999 until his appointment as CEO of ASTA in April 2002. He served as Senior Vice President, International Operations of Dekalb Genetics Corporation (now Monsanto) until 1999. Previously he worked as Executive Vice President and General Manager, International Operations for Armour Swift Eckrich from 1992 until 1994 and also the United States Department of Agriculture as the Under Secretary of International Affairs and Commodity Programs from 1989 until 1992. Mr. Crowder received a B.S. and an M.S. in Agricultural Economics from Virginia Tech and earned a Doctorate in Agricultural Economics from Oklahoma State University.

      Paul H. Hatfield, 66, has served as a director of the Company since October 1994. Mr. Hatfield is Principal of the Hatfield Capital Group. He served as Chairman, President and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston as well as the President and Chief Executive officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He serves as a

Board member and is Chairman of the Executive Compensation and Development Committee of Solutia Inc., and Director of Bunge Limited, Maritz Inc. and Stout Industries. Mr. Hatfield is Chairman of the Board of Boyce Thompson Institute for Plant Research. He is also a member of the Advisory Board for International Business at St. Louis University.

      The Board of Directors recommends a vote FOR each of the nominees as a director.

          Continuing Directors — Term Expires 2004

      Jeffrey T. Cook, 46, has served as a director of the Company since 1998. He served as President and Chief Executive Officer from September 1998 to January 2002 and as President until November 30, 2002, Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook serves as a Board member of Eoscene Corporation and the Pacific Science Center.

      Thomas D. Malkoski, 46, was appointed to the Board of Directors and named Chief Executive Officer in January 2002. He served as President and Chief Executive Officer of Griffith Laboratories, North America from 1997 – 2001. Formerly, he served as Vice President/ Managing Director of the Asia Pacific and South Pacific regions for Chiquita Brands International. Mr. Malkoski began his career at the Procter and Gamble Company spending twelve years progressing through major product category management responsibilities. He graduated from the University of New Hampshire with a B.A. in Economics and Business Management and earned an M.B.A. from the University of Michigan. Mr. Malkoski serves as a Board member of LPK, a privately held brand imaging and strategic positioning company.

      Sally G. Narodick, 57, has served as a director of the Company since August 1993. Ms. Narodick is an independent e-learning consultant. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University. She serves as a Board member of click2learn.com, Inc., Puget Sound Energy, Inc., and Solutia Inc.

          Continuing Directors — Term Expires 2005

      John C. Hunter III, 55, has served as a director of the Company since October 1998. Mr. Hunter is Chairman, President and Chief Executive Officer of Solutia Inc., an international producer of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. Previously, he served as President and Chief Operating Officer since Solutia’s spin-off from Monsanto Company in 1997. From 1992 to 1997, Mr. Hunter was President, Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and an M.B.A. from the University of Houston at Clear Lake City. Mr. Hunter serves as a Board member of Missouri Baptist Hospital.

      William G. Parzybok, Jr.*, 60, has served as a director of the Company since August 1993 and as Chairman of the Board since January 2001. Mr. Parzybok served as Chairman of the Board and Chief Executive Officer of Fluke Corporation until July 1998. He joined Fluke in early 1991. He began his career with Hewlett-Packard in 1968, spending 16 years in various executive management positions. Mr. Parzybok received a B.S. in Electrical Engineering and an M.S. in Business Management from Colorado State University. He serves as a Board member of Marned Corporation, SonoSite, Inc. and WRQ, Inc. Mr. Parzybok is also on the University of Washington’s College of Engineering Visiting Committee and is a Trustee of the Overlake School.

*Although a continuing director until 2005, Mr. Parzybok has expressed his intention to retire his position as chairman and director immediately after the Company’s 2003 Annual Meetings of Shareholders and Directors.

      James E. Warjone, 59, has served as a director of the Company since January 2001. Since 1978, Mr. Warjone has held the position of Chairman and General Partner of Port Blakely Tree Farms L.P., primarily a land and timber company that also develops real estate in Washington state. The company owns and operates commercial forests in Washington, Oregon and New Zealand. He earned his B.S. in economics from Claremont Men’s College in 1965. Mr. Warjone also serves as a Board member of The Association of Washington Business, Enterprises International Inc., The Joshua Green Corporation, Leisure Care, Inc., The Pacific Science Center, and Welco Lumber Company.

COMMITTEES OF THE BOARD AND DIRECTOR FEES

     Board of Directors

      The Board of Directors provides guidance and strategic oversight to the Company’s management with the objective of optimizing shareholders’ returns on their investment in Penford Corporation. The Board is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. Regular meetings of the Board are held five times per year and special meetings are scheduled when required. The Board held seven meetings in fiscal 2002. All current directors attended at least 75% of the meetings of the Board and the Board Committees of which they are members.

     Committees Established by the Board

      The Board has established the following standing Committees, each of which is composed solely of “independent” directors as defined for legal and listing requirements, to assist in discharging its responsibilities:

      Audit and Environmental, Health, and Safety Committee — The Audit and EH&S Committee, which met six times in fiscal 2002, is comprised of Sally G. Narodick (Chair), Richard T. Crowder, John C. Hunter III and James E. Warjone. The committee selects the independent auditors; reviews the proposed scope of the independent audit; reviews the annual financial statements and the independent auditors’ report; reviews the independent auditors’ recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting policies with management; and approves policies relating to risk management and environmental, health, and safety matters. On October 29, 2002 the committee amended its charter, a copy of which is attached as Appendix A hereto.

      Executive Compensation and Development Committee — The Executive Compensation and Development Committee, which met two times in fiscal 2002, is comprised of Paul H. Hatfield (Chair), Sally G. Narodick and William G. Parzybok, Jr. The committee establishes the compensation of executive officers, provided that, as to the salary of the Chief Executive Officer, the committee recommends an appropriate salary to the Board for approval. The committee also directs and monitors the Company’s benefit plans, works with management to set fiscal year incentive compensation goals for recommendation to the Board, determines executive bonus payments, and authorizes stock options to officers and employees under the Company’s stock option plan. In addition, the committee reviews plans for executive development and succession on a regular basis. On October 29, 2002 the committee amended its charter.

      Executive Committee — The Executive Committee, which met two times in fiscal 2002, is comprised of William G. Parzybok, Jr. (Chair) and the chairs of the other standing committees (currently Paul H. Hatfield, John C. Hunter III and Sally G. Narodick). The committee is authorized to exercise all powers and authority of the Board with certain exceptions. On October 29, 2002 the committee amended its charter.

      Governance and Nominating Committee — The Governance and Nominating Committee, which met three times in fiscal 2002, is comprised of John C. Hunter III (Chair), Richard T. Crowder and James E. Warjone. The committee makes recommendations to the Board for director nominations and the appointment of the Chairman; reports to the Board on corporate governance matters and practices including the effectiveness of the Board, its committees and individual directors; determines the criteria for qualification of directors; and periodically reviews board compensation for non-employee directors and the processes and policies established by the Board. The committee recommends to the Board individuals for nomination for election to the Board at the Annual Meeting of Shareholders and committee appointments.** On October 29, 2002 the committee amended its charter.

     Director Compensation

      Non-employee directors were compensated during the last fiscal year as follows:

Annual retainer as Chairman of the Board of Directors	$30,000
Annual retainer as a director	9,000
Annual retainer as Chair of the Executive Committee	4,000
Annual retainer as Chair of all other standing committees	2,000
Fee for each meeting of the Board of Directors attended	1,000
Fee for each meeting of the Board of Directors attended when held out of state of director’s residence	2,000
Fee for Chair and member of each standing committee for each meeting attended	1,000

      Under a non-qualified deferred compensation plan, non-employee directors may elect to defer with interest all or part of such compensation.

      Non-employee directors also receive restricted stock under the 1993 Non-Employee Director Restricted Stock Plan. The plan provides that beginning September 1, 1993 and every three years thereafter, each non-employee director will be awarded $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after the September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, such as retirement, the director forfeits such shares. On September 3, 2002, the Company granted each non-employee director 1,309 shares under the 1993 Non-Employee Director Restricted Stock Plan.

      In addition, non-employee directors receive stock options under the Stock Option Plan for Non-Employee Directors. The plan provides that on each September 1, each non-employee director will be granted an option to purchase the number of shares of the Company’s common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 2002 each non-employee director was granted an option to purchase 2,909 shares of common stock. Each non-employee director also may elect to receive stock options in lieu of all or a portion of director cash compensation for that fiscal year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee

**Persons beneficially owning 1% or more of the outstanding shares of voting stock when cumulative voting is in effect have the right to nominate candidates for election as a director and to have information relating to such nominees included in the Company’s proxy statement. However, cumulative voting is only in effect when a shareholder owns 40% or more of the Company’s outstanding voting stock; no shareholder currently holds 40% or more of the Company’s outstanding voting stock. The procedures to be followed in the case of any such nominations are set forth in the Bylaws of the Company.

director as of the quarterly date divided by 25% of the fair market value of a share of the Company’s common stock on the grant date. The exercise price for these deferred compensation stock options is 75% of the fair market value of a share of such stock on the grant date. In fiscal year 2002, Messrs. Richard T. Crowder, Paul H. Hatfield, and James E. Warjone elected to receive such options in lieu of all or a portion of director cash compensation. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth information, as of December 6, 2002, regarding the beneficial ownership of the Company’s common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock; by the directors including the Company’s Chief Executive Officer; by the four other highest paid executive officers in fiscal year 2002; and by the directors and named executive officers as a group.

	Amount and Nature of
	Beneficial Ownership of
Name (and Address for Beneficial Owners over 5%)	Common Stock(1)	Percent of Class

David L. Babson & Co., Inc.	896,150	11.50%
One Memorial Drive Cambridge, MA 02142
Jeffrey T. Cook(2)	505,293	6.01	%(3)
777 108th Ave. NE, Suite 2390 Bellevue, WA 98004
Thomas D. Malkoski	37,500	*
Richard T. Crowder	14,945	*
Paul H. Hatfield	77,539	*
Gregory C. Horn	106,191	1.26	%(3)
John C. Hunter III	21,689	*
Gregory R. Keeley	50,452	*
Wallace H. Kunerth, Ph.D.	25,119	*
Sally G. Narodick	27,094	*
William G. Parzybok, Jr.	22,515	*
James E. Warjone	12,284	*
All directors and named officers as a group (11 persons)	900,621	10.70	%(3)

*	Represents less than 1%

(1)	Unless otherwise indicated, beneficial ownership represents sole voting and investment power. The totals include shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Malkoski, 37,500, Mr. Cook, 262,098; Mr. Horn, 101,119; Mr. Keeley, 50,000; Dr. Kunerth, 25,000; Mr. Crowder, 12,032; Mr. Hatfield, 61,483; Mr. Hunter, 18,906; Ms. Narodick, 22,119; Mr. Parzybok, 17,540; and Mr. Warjone, 10,371.

(2)	Includes 78,300 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(3)	For purposes of calculating the percentage of class owned by this officer or director and the directors and named officers as a group, the total shares of the class includes shares that may be acquired within 60 days through the exercise of stock options.

EXECUTIVE COMPENSATION

      Compensation paid by the Company during fiscal years 2002, 2001 and 2000 for the Chief Executive Officer and the other four most highly compensated executive officers is set out in the following table.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other Annual	Securities	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Underlying	Compensation
Principal Position	Year	($)	($)(1)	($)	Options(#)	($)(2)

Thomas D. Malkoski(3)	2002	233,333	210,000	0	185,000	1,030
Chief Executive Officer
Jeffrey T. Cook(4)	2002	350,000	274,585	0	0	8,289
President	2001	341,667	0	0	50,000	12,009
	2000	303,333	206,700	0	30,000	11,359
Gregory C. Horn	2002	205,333	50,918	0	0	8,105
Vice President	2001	198,000	58,000	0	0	11,285
	2000	191,000	97,000	0	15,000	10,422
Gregory R. Keeley	2002	231,000	102,375	0	0	4,827
Vice President	2001	221,667	22,000	0	0	7,610
	2000	62,700	42,570	0	100,000	0
Wallace H. Kunerth, Ph.D.	2002	195,333	72,310	0	0	5,821
Vice President	2001	186,667	38,000	0	0	5,151
	2000	45,000	19,080	0	50,000	0

(1)	Reflects bonuses earned during the fiscal year, but paid in the next fiscal year, with the exception of Mr. Cook, who received $81,585, a portion of his total bonus, in January 2002.

(2)	These amounts represent the Company’s matching and profit sharing contributions under the Penford Corporation Savings and Stock Ownership Plan and premiums paid on behalf of certain named executive officers for supplemental disability insurance.

(3)	Reflects base salary for partial year, January 1 through August 31, 2002.

(4)	As part of Mr. Cook’s Transition Agreement, he resigned from the Company effective November 30, 2002.

     Employee Stock Option Plan

      The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and certain employees of the Company. The plan is administered by the Executive Compensation and Development Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option grant, the type of option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company.

OPTION GRANTS IN FISCAL 2002

Individual Grants

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options			Stock Price
	Underlying	Granted to			Appreciation for
	Options	Employees in	Exercise or		Option Terms($)(1)
	Granted	Fiscal	Base Price	Expiration
Name	(#)	Year	($/Sh)	Date	5%	10%

Thomas D. Malkoski	150,000	50%	$12.610	01/03/12	$1,189,554	$3,014,564
	35,000	12%	$13.950	02/29/12	$307,164	$778,475

(1)	Potential realizable value is based on the assumption that the stock price of the Company’s common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

			Number of Unexercised		Value of Unexercised
			Options at Fiscal		In-The-Money Options at
	Shares		Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas D. Malkoski	0	0	0	185,000	0	236,150
Jeffrey T. Cook	62,368	416,543	188,541	123,557	837,918	371,215
Gregory C. Horn	31,500	167,244	84,869	59,808	383,062	260,445
Gregory R. Keeley	0	0	50,000	50,000	0	0
Wallace H. Kunerth, Ph.D.	0	0	25,000	25,000	0	0

(1)	Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

          Retirement Plan

      The Company has a defined benefit retirement plan (the “Retirement Plan”). The following table shows the estimated annual benefits payable at retirement under the Retirement Plan to persons in the specified compensation and years of service classifications.

RETIREMENT BENEFITS

Benefits Computed Without Salary Maximums or Internal Revenue Code Section 415 Maximums

	Years of Service
Five-Year Average
Compensation(1)	15	20	25	30

$200,000	$42,042	$56,056	$70,070	$84,083
300,000	64,542	86,056	107,570	129,083
400,000	87,042	116,056	145,070	174,083
500,000	109,542	146,056	182,570	219,083
600,000	132,042	176,056	220,070	264,083
700,000	154,542	206,056	257,570	309,083
800,000	177,042	236,056	295,070	354,083
900,000	199,542	266,056	332,570	399,083

(1)	The Internal Revenue Code limits the compensation that can be considered for plan purposes each year. In 1993, the highest possible final five-year average compensation was $235,840. In 2002 (and since 1993) the maximum compensation that will be considered is $200,000.

     The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan’s formula limits years of service to 30 years. With certain exceptions, the Internal Revenue Code restricts to an aggregate amount of $160,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Board of Directors established supplemental benefits for certain highly compensated employees to whom this limit applies so that these employees will obtain the benefit of the formula that would have applied in the absence of the limitation. The named executive officers entitled to receive a supplemental retirement benefit as of August 31, 2002 were Messrs. Cook and Horn.

      All North American-based active employees who are not members of the collective bargaining unit are eligible to participate in the Retirement Plan. Compensation covered by the Retirement Plan includes salaries and bonuses.

      As of August 31, 2002, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Malkoski, 1; Mr. Cook, 21; Mr. Horn, 9; Mr. Keeley, 3; and Dr. Kunerth, 10.

          Change-of-Control Arrangements

      The Company has change-of-control agreements with the following executive officers: Messrs. Thomas D. Malkoski, Steven O. Cordier, Gregory C. Horn, Gregory R. Keeley and Wallace H. Kunerth. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company upon a change of control for any reason other than gross misconduct, death, disability, or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control; (ii) the reduction in the aggregate of his salary and bonus; or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events which might lead to a change of control of the Company. The compensation will be paid at a rate equal to the executive’s then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive’s average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive’s “base amount,” as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have “employee” status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

      The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Malkoski, $1,487,500; Mr. Cordier, $752,000; Mr. Horn, $780,000; Mr. Keeley, $877,500; and Dr. Kunerth, $693,000. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. Such benefits cannot be determined with any reasonable certainty at this time. Continuation of these benefits would include participation in the Company’s health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.

          Termination of Employment Arrangement

      Mr. Cook resigned as Chief Executive Officer of Penford effective January 3, 2002. In connection with Mr. Cook’s resignation, he and the Company entered into a transition agreement that provided for, among other things, (a) an annual base salary of $350,000 so long as he serves as President of Penford, (b) a bonus of $81,585 for the first four months of fiscal 2002, (c) a severance payment of $500,000 payable quarterly over an eighteen (18) month period commencing November 30, 2002, the last date of Mr. Cook’s employment, (d) a consulting contract of $100,000 payable quarterly over an eighteen month period commencing November 30, 2002, and (e) the vesting of his unvested options upon the termination of his employment. In addition, the transition agreement also provided for the payment of a bonus for the last eight months of fiscal 2002 based on his attainment of goals relating to the relocation of the Company’s executive offices and the management transition. These goals were set by the new Chief Executive Officer and the Executive Compensation and Development Committee and his bonus was determined to be $193,000. The transition agreement also includes an agreement not to compete for twenty-four months and standard releases and confidentiality provisions.

REPORT OF THE

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
ON EXECUTIVE COMPENSATION

      The Board of Directors of the Company has an Executive Compensation and Development Committee (the “Committee”) comprised of three independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for key employees, and to direct and monitor the Company’s benefit plans for all Penford employees. In addition, on a regular basis, the Committee reviews plans for executive development and succession.

      Following review and approval by the Committee, issues pertaining to executive compensation are reported to the full Board of Directors, except that with regard to the base salary of the Chief Executive Officer, the Committee reviews and recommends to the full Board for approval.

          Total Compensation

      The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee’s policy is that the compensation package for executive officers shall consist of three components: (i) annual base salary; (ii) the potential to earn incentive bonuses, the amount of which is dependent upon both Company and individual performance during the fiscal year; and (iii) stock option awards designed to align management’s interests with those of shareholders by providing long-term incentives for the Company’s key employees.

      The Committee establishes total annual compensation for the chief executive officer and other senior executive officers after reviewing each component of such executive’s compensation against executive compensation surveys prepared by outside consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at a targeted peer group and other similarly sized manufacturing companies. In addition to reviewing senior executive officers’ compensation against the comparator group, the Committee also solicits appropriate input from the Company’s Chief Executive Officer regarding total compensation for those executives who report directly to him.

      For fiscal year 2002, the Committee determined that total cash compensation for executive officers (the sum of base salary and cash bonus) should be targeted between the 50th and the 75th percentile of selected peer group companies. The Committee may, at its discretion, award compensation in excess of the target. The program is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent.

          Base Salary

      Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on evaluation of such factors as the levels of responsibility, individual performance, experience, current pay, and Company peer group pay levels. Mr. Malkoski’s stated annual base salary was $350,000 for fiscal year 2002, of which he was paid $233,333 for the eight months of his employment during the fiscal year.

          Incentive Compensation

      The Committee selects plan participants, sets bonus target percentages, approves individual performance factors, and determines level of achievement to objective performance measures. Target bonus amounts are expressed as a percentage of base salary and are established according to the overall intended peer group companies. For fiscal year 2002, the bonus targets for participating employees ranged from 20% to 70% of base salary depending on position; however, Mr. Malkoski was guaranteed a minimum bonus of $175,000 for fiscal year 2002. After the end of the performance period, the extent to which the performance goals were achieved and the amount of the award that is payable is determined by the Committee.

      This program is an annual cash payout dependent on achieving predetermined profit and cash flow goals, as well as certain qualitative objectives. Penford’s Board of Directors believes strongly that a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of Penford stock. Individual incentive compensation target awards are also subject to an adjustment based on individual performance. Payouts can exceed targets to a maximum of 200% when quantitative and qualitative targets are exceeded.

          Stock Based Incentive Programs

      The Board of Directors encourages all executive officers of Penford to build a significant ownership position in Penford common stock. All stock options to executive officers have been granted at market price on the date of the grant. The non-qualified stock options generally vest over four years at the rate of 25% each year and expire 10 years from date of grant. The incentive stock options generally vest over five years at the rate of 20% each year and expire 10 years from the date of grant.

      The amount of stock option shares granted under any given program is calculated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of Penford stock. Factors such as dilution to existing shareholders and existing open market stock buyback programs are taken into account.

          Supplemental Benefit Plans

      Supplemental benefit plans for executive officers and certain other key personnel may include a supplemental retirement plan, a deferred compensation plan, and a supplemental disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

          CEO Compensation

      As discussed above, Penford’s executive cash compensation program includes a base salary and a Company performance-based incentive compensation program. The Company guaranteed Mr. Malkoski, who has served as the Company’s Chief Executive Officer since January 2002, a minimum bonus of $175,000 for fiscal year 2002. Effective fiscal year 2003, Mr. Malkoski participates in the same program applicable to the other named executive officers with an incentive target of 100% of base salary. The Committee’s objective is to correlate the CEO’s remuneration with the performance of the Company. The Chief Executive Officer’s remuneration is adjusted to reflect the level of target achievement for that particular fiscal year. After a review of all of the factors described above, the Executive Compensation and Development Committee determined Mr. Malkoski’s actual bonus for 2002 to be $210,000. Mr. Malkoski’s annual base salary increased to $365,000 effective September 1, 2002.

      Mr. Cook served as the President and Chief Executive Officer during the initial portion of the last fiscal year, from September 1, 2002 to January 3, 2002 and continued as President until November 30, 2002. His compensation also consisted of a base salary and during the first four months of the fiscal year his bonus was determined pursuant to the Company’s incentive compensation plan; but for the last eight months of the fiscal year, his bonus was based on attainment of goals relating to the relocation of the Company’s executive offices and management transition. The terms of Mr. Cook’s compensation for fiscal 2002 and payments relating to his termination as an officer as described in greater detail under “Termination of Employment Arrangement” immediately preceding this report.

Paul H. Hatfield, Chair
Sally G. Narodick
William G. Parzybok, Jr.

REPORT OF THE

AUDIT AND ENVIRONMENTAL, HEALTH, AND SAFETY COMMITTEE

      The Audit and Environmental, Health and Safety Committee (the “Committee”) of the Board of Directors of the Company is comprised of four independent Directors and acts under a written charter approved by the Board of Directors. A copy of the charter, as amended on October 29, 2002, is attached to this Proxy Statement as Appendix A. The members of the Committee are Sally G. Narodick, Richard T. Crowder, John C. Hunter III and James E. Warjone, each of whom is independent under the current NASDAQ requirements for listed companies and the proposed NASDAQ requirements currently under review by the Securities and Exchange Commission.

      The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements for fiscal year 2002 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with Ernst & Young LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Committee by the Statement on Auditing Standards No. 61,“Communication with Audit Committees,” as amended). In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form Q10-K for the year ended August 31, 2002 for filing with the Securities and Exchange Commission. The Committee has also approved the selection of the Company’s independent auditors for the fiscal year ending August 31, 2003.

Audit and Environmental, Health and Safety Committee
Sally G. Narodick, Chair
Richard T. Crowder
John C. Hunter III
James E. Warjone

INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP, at the appointment of the audit committee, will serve as the independent auditors for the Company for the fiscal year ending August 31, 2003. This firm has served as the independent auditors for the Company since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

FEES OF INDEPENDENT ACCOUNTANT

      The following table sets forth approximate aggregate fees billed to the Company for fiscal year 2002 by Ernst & Young LLP.

2002

Audit Fees	220,158
Financial Information Systems Design and Implementation Fees	—
All Other Fees(1)
Audit-Related	72,736
Non-Audit Services	178,598

Total Fees	$471,492

(1)	Audit-related fees relate primarily to audits of Penford’s employee benefit plans and accounting consultations. Non-audit services fees relate principally to tax preparation and tax consultation services. The Audit Committee has considered whether the provision of the non-audit services listed as “All Other Fees” in the table above is compatible with maintaining the independence of Ernst & Young LLP.

PERFORMANCE GRAPH

      The following graph compares the Company’s cumulative total shareholder return on its common stock for a five-year period (August 31, 1997 to August 31, 2002) with the cumulative total return of the Nasdaq Market Index and all companies traded on the Nasdaq Stock Market (“Nasdaq”) with a market capitalization of $100 — $200 million, excluding financial institutions. The graph assumes that $100 was invested on August 31, 1997 in the Company’s common stock and in the stated indices. The comparison assumes that all dividends are reinvested.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG PENFORD CORPORATION,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON AUGUST 31, 1997

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING AUGUST 31, 2002(1)

	1997	1998	1999	2000	2001	2002

PENFORD CORPORATION	100.00	82.67	87.00	108.71	65.47	87.75
NASDAQ MARKET INDEX (U.S.)	100.00	94.49	175.55	268.23	114.72	84.15
NASDAQ MARKET CAP ($100 — 200M)	100.00	70.50	87.30	148.36	47.92	28.41

      Management does not believe there is either a published index, or a group of companies whose overall business is sufficiently similar to the business of Penford to allow a meaningful benchmark against which the Company can be compared. The Company sells products based on specialty carbohydrate chemistry to several distinct markets, making overall comparisons to one of these markets misleading to the Company as a whole.

For these reasons, the Company has elected to use non-financial companies traded on Nasdaq with a similar market capitalization as a peer group.

(1) The Company’s performance graph reflects an adjustment for the spin-off of its formerly wholly-owned subsidiary Penwest Pharmaceuticals Co. (PPCO) on August 31, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended August 31, 2002, all of the Company’s directors, executive officers and greater-than-ten percent beneficial owners made all required filings on a timely basis.

SHAREHOLDER PROPOSALS

      Shareholder proposals that are to be (a) intended for inclusion in next year’s proxy statement, or (b) presented at next year’s Annual Meeting of Shareholders without inclusion in the Company’s proxy materials, must be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Englewood, CO 80112, and must be received by August 22, 2003. Any shareholder proposal for next year’s Annual Meeting submitted after August 22, 2003 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not issue a proxy statement.

SOLICITATION OF PROXIES

      The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Mellon Investor Services LLC also may solicit proxies as a part of the services it provides for the Company. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

VOTING TABULATION

          Votes Required

      Under the Washington Business Corporation Act, the election of the Company’s Directors requires a plurality of the votes represented in person or by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services LLC, the stock transfer agent designated by the Company. A majority of the shares eligible to vote must be present in person or represented by proxy to provide a quorum.

          Effect of an Abstention and Broker Non-Votes

      A shareholder who abstains from voting on any or all proposals and broker non-votes (shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their client’s proxies in their own discretion.

OTHER MATTERS

      The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 20, 2002

APPENDIX A

Penford Corporation

Audit and Environmental, Health and Safety
Committee Charter

Organization

      The Audit and Environmental, Health and Safety Committee (the “Committee”) shall consist of at least three Directors, including a Chairperson. The Committee shall include only “independent” Directors as such term is defined by applicable law, regulation and the relevant listing authority. Each member of the Committee shall be financially literate at the time of their appointment to the Committee and at least one member of the Committee must be a “financial expert” as defined by applicable law, regulation and the relevant listing authority and interpreted by the Board of Directors (“Board”) in its business judgment.

Statement of Policy

      The Committee shall, through regular or special meetings with management and the Company’s independent Auditor (the “Auditor”), provide oversight on matters relating to accounting, financial reporting, internal control, auditing, risk management, regulatory compliance activities, environmental, health and safety and other matters as the Board or the Committee Chairperson deems appropriate.

Responsibilities

      The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Auditor; reviewing the audit process and independence of the auditor; and recommending approval of both material accounting policies and risk management policies.

      The Committee shall resolve issues of conflict of interest, provided, however, that when any member of the Committee is also an officer, director or an interested party of or in such corporation or other entity with which a conflict arises, such member shall not participate in the deliberations or vote on any matter involving such corporation or other entity.

Audit Functions

      With respect to its audit functions, the Committee shall:

•	communicate to the Auditor that the Auditor is ultimately accountable to the Board and the Committee;

•	require the Auditor to provide annually to the Committee a formal written statement delineating all relationships between the Auditor and the Company;

•	actively engage in a dialogue with the Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditor;

•	recommend that the Board take appropriate action in response to the Auditor’s report to satisfy itself of the Auditor’s independence;

•	review the annual audit plans of the Auditor;

•	review the results of the Auditors’ activities, including major conclusions, findings and recommendations, and related management responses;

•	review with the Auditors material litigation involving the Company, its officers and directors; and

•	review with the Auditors significant business, accounting, tax, legal and other developments that could be material to the Company’s financial statements.

      With respect to financial reporting and disclosure, the Committee Chair and/or the full Committee, will meet with management and the Auditors prior to each quarterly and fiscal year earnings release.

      Accounting Policies. The Committee shall review with management and the Auditor and approve (or reject) adoption of or changes to major accounting policies.

      Internal accounting controls, disclosure controls and audits. The Committee shall review, in connection with the annual audit and from time to time as necessary, the Company’s internal accounting controls, disclosure controls and results of internal audits (where material), including (a) disclosures, if any, by Company officials relating to deficiencies or material weaknesses in such controls, and (b) compliance and the Company’s policies with respect to the Foreign Corrupt Practices Act.

      Pre-approval of non-audit services. The Committee shall pre-approve all non-audit services provided to the Company by the Auditor, provided the Auditor is not prohibited from performing such non-audit services by applicable law. Any pre-approval of non-audit services shall occur no earlier than one (1) year prior to the commencement of the service. The Committee may delegate to one (1) or more designated members of the Committee (provided such member qualifies as an “independent” Director) the authority to grant pre-approvals of non-audit services. The decisions of such member shall be presented to the full Committee at its next scheduled meeting.

      Communications. The Committee shall have separate direct lines of communication between itself and the Auditor, and with regard to litigation and legal and regulatory compliance, the Company’s general counsel. The Committee shall meet privately (without members of management present) and separately with the Auditor at least once each year and, if/when requested, with the Company’s legal counsel. A special meeting of the Committee may be called by executive management or the Auditors.

      Complaint Procedures. The Committee shall establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      Annual Financial Statements. Prior to filing the Form 10-K, the Committee shall review and discuss the audited financial statements with management, and discuss with the Auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall report to the Board and to the shareholders (via the Company’s annual proxy statement) whether, based on such reviews and discussions, it recommended to the Board that the most recent year’s audited financial statements be included in the Company’s Form 10-K to be filed with the SEC.

      Authority to Investigate. The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee may engage, and the Company shall provide resources for, independent counsel and other advisors to assist in its investigations as it deems necessary. The Committee may undertake such other matters as the Board or the Committee considers appropriate.

Other Functions

•	Health and Safety. The Committee shall approve policies relating to environmental, health and safety matters and will review with management semi-annually the status of any current and outstanding environmental, health and safety related issues. The Committee may engage consultants expert in such matters to assist management in installing and maintaining operational safeguards.

•	Risk Management. The Committee shall review and approve annually the risk management policies (e.g. corn, energy, foreign currency, interest) including the net position exposure level for each respective policy, and approve any exceptions thereto. The Committee shall periodically review the commercial insurance program to understand the Company’s overall risk profile.

Reports from Management

      The Committee shall receive periodic reports from management, the Company’s general counsel, and the Auditor on matters relating to accounting, financial reporting, internal controls, auditing, litigation and compliance with legal business policies and regulatory requirements. The Committee shall receive these reports pursuant to a schedule that the Committee Chair develops in consultation with management.

Adequacy of Charter

      The Committee shall annually review the continued adequacy of the Charter of this Committee and shall comply with the provisions in the General Procedures for Board Committees as approved by the full Board.

Reports to Board

      The Committee Chair shall make regular reports to the Board on the Committee’s activities.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes as indicated in this example.	☒

(REV 04/01)

The Board of Directors recommends a vote FOR Item 1.

WITHHELD
	FOR	FOR ALL

ITEM 1 – Election of Directors Nominees:	☐	☐

01 Richard T. Crowder
02 Paul H. Hatfield

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

ITEM 2 – In their discretion the proxies are authorized to vote upon such business as may properly come before the meeting

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	WILL ATTEND
☐

Please disregard if you have previously provided your consent decision.     ☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- Detach here from proxy voting card -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone	Mail
http://www.eproxy.com/penx		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at:
http://www.penford.com/investor/inv_default.asp

Mellon Online

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PENFORD CORPORATION

     The undersigned hereby appoints Thomas D. Malkoski, Steven O. Cordier and Susan M. Iverson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Penford Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 22, 2003, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

- Detach here from proxy voting card. -

You can now access your Penford Corporation account online.

Access your Penford Corporation shareholder/stockholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC agent for Penford Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS — Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

•	SSN

•	PIN

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Book-Entry Information

•	Issue Certificate

•	Payment History

•	Address Change

•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Mellon Online